EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of IntercontinentalExchange, Inc. and IntercontinentalExchange Group, Inc. for the registration of debt securities and to the incorporation by reference therein of our reports dated February 6, 2013, with respect to the consolidated financial statements and schedule of IntercontinentalExchange, Inc., and the effectiveness of internal control over financial reporting of IntercontinentalExchange, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Atlanta, Georgia

September 9, 2013